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                              AMENDED AND RESTATED
                     1993 NONSTATUTORY STOCK OPTION PLAN OF
                          FOUNDATION HEALTH CORPORATION
              (As amended and restated effective September 7, 1995)

SECTION I.     ESTABLISHMENT AND PURPOSE

               The Plan is being established to offer selected employees of the Company an opportunity to acquire a proprietary interest in the success of FHC, or to increase such interest, by exercising Options to purchase Shares of Stock. Options granted under the Plan are Nonstatutory Options.

SECTION II.    DEFINITIONS

     A. "BOARD OF DIRECTORS" shall mean the Board of Directors of FHC, as constituted from time to time.

     B.        "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     C. "COMMITTEE" shall mean a committee of the Board of Directors, as described in Section III (A).

     D. "COMPANY" shall mean Foundation Health Medical Group, Inc., a California professional medical corporation, and Thomas-Davis Medical Centers, P.C., an Arizona professional medical corporation, and such affiliated professional medical corporations as may be established from time to time by FHC.

     E. "EMPLOYEE" shall mean any individual who is an employee of the Company or any professional medical corporation of which the Company owns at least 25%, and who is considered a full-time equivalent employee for purposes of employee benefits provided by the Company or such professional medical corporation of which the Company owns at least 25%.

     F. "EXERCISE PRICE" shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified in the applicable Stock Option Agreement.

     G. "FAIR MARKET VALUE" shall mean the market price of Stock, determined by the Committee as follows:

     (i) If the Stock was traded over-the-counter on the date in question but was not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date, or if such date is not a trading day, on the last trading day immediately preceding such date;

     (ii) If the Stock was traded over-the-counter on the date in question and was classified as a national market issue, then the Fair Market Value shall be equal to the last-transaction price quoted by the NASDAQ system for such date, or if such date is not a trading day, on the last trading day immediately preceding such date;

     (iii) If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite-transactions report for such date, or if such date is not a trading day, on the last trading day immediately preceding such date; and

     (iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

     In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

     H. "FHC" shall mean Foundation Health Corporation, a Delaware corporation.

     I.        "NONSTATUTORY OPTION" shall mean a stock option not described in section 422(b) or 423 (b) of the Code.

     J. "OPTION" shall mean a Nonstatutory Option granted under the Plan and entitling the

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holder to purchase Shares.

     K.        "OPTIONEE" shall mean an individual who holds an Option.

     L. "PLAN" shall mean this 1993 Nonstatutory Stock Option Plan of Foundation Health Corporation, as amended from time to time.

     M.        "SERVICE" shall mean service as an Employee.

     N. "SHARE" shall mean one share of Stock, as adjusted in accordance with Section VIII (if applicable).

     O. "STOCK" shall mean the Common Stock, $.01 par value per share, of FHC.

     P. "STOCK OPTION AGREEMENT" shall mean the agreement between FHC and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

     Q. "SUBSIDIARY" shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50 percent of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

     R. "TOTAL AND PERMANENT DISABILITY" shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

SECTION III.   ADMINISTRATION.

     A. COMMITTEE MEMBERSHIP. The Plan shall be administered by the Committee, which shall consist of two or more members of the Board of Directors. The members of the Committee shall be appointed by the Board of Directors. If no Committee has been appointed, the entire Board of Directors shall constitute the Committee.

     B. COMMITTEE PROCEDURES. The Board of Directors shall designate one of the members of the Committee as chairperson. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

     C. COMMITTEE RESPONSIBILITIES. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

     1.        To interpret the Plan and to apply its provisions;

     2. To adopt, amend or rescind rules, procedures and forms relating to the Plan;

     3. To authorize any person to execute, on behalf of FHC, any instrument required to carry out the purposes of the Plan;

     4.        To determine when Options are to be granted under the Plan;

     5.        To select the Optionees;

     6. To determine the number of Shares to be made subject to each Option;

     7. To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, and to specify the provisions of the Stock Option Agreement relating to such Option;

     8. To amend any outstanding Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Optionee who entered into such agreement;

     9. To prescribe the consideration for the grant of each Option under the Plan and to determine the sufficiency of such consideration; and

     10. To take any other actions deemed necessary or advisable for the administration of the Plan.

All decisions, interpretations and other actions of the Committee shall be final and binding on all Optionees and all persons deriving their rights from an Optionee. No member of the Committee shall be liable for any action that he or she has taken or has failed to take in good faith with

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respect to the Plan or any Option.

SECTION IV.    ELIGIBILITY.

          EMPLOYEES.     Employees shall be eligible for designation as
Optionees by the Committee.

SECTION V.     STOCK SUBJECT TO PLAN.

               A. BASIC LIMITATION. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares which may be issued under the Plan upon exercise of Options shall not exceed 1,600,000 Shares, subject to adjustment pursuant to Section VIII. The number of Shares which are subject to Options outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. FHC, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

               B. ADDITIONAL SHARES. In the event that any outstanding Option for any reason expires or is canceled or otherwise terminated, the Shares allocable to the unexercised portion of such Option shall again be available for the purposes of the Plan. In the event that Shares issued under the Plan are acquired by FHC pursuant to a forfeiture provision, a right of repurchase or a right of first refusal, such Shares shall again be available for the purposes of the Plan.

SECTION VI.    TERMS AND CONDITIONS OF OPTIONS.

               A.   TERMS.

               1. STOCK OPTION AGREEMENT. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

               2. NUMBER OF SHARES. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section VIII.

               3. EXERCISE PRICE. Each Stock Option Agreement shall specify the Exercise Price which shall be 100 percent of the Fair Market Value of a Share on the date of grant. The Exercise Price shall be payable in a form described in Section VII.

               4. EXERCISABILITY AND TERM. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The vesting of any Option shall be determined by the Committee at its sole discretion. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, Total and Permanent Disability or retirement, a change in control with respect to FHC or other events. The Stock Option Agreement shall also specify the term of the Option. The term shall not exceed 10 years from the date of grant. Subject to the preceding sentence, the Committee at its sole discretion shall determine when an Option is to expire.

               B. WITHHOLDING TAXES. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

               C.   NONTRANSFERABILITY.   No Option shall be transferable by the
Optionee other than by will, by a beneficiary designation executed by the Optionee and delivered to FHC or by the laws of descent and distribution. An Option may be exercised during the lifetime of the Optionee only by him or her or by his or her guardian or legal representative. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his

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or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

               D. TERMINATION OF SERVICE (EXCEPT BY DEATH). If an Optionee's Service terminates for any reason other than his or her death, then his or her Option(s) shall expire on the earliest of the following occasions:

     1.        The expiration date determined pursuant to Subsection A(4) above;

     2. The date 90 days after the termination of his or her Service for any reason other than Total and Permanent Disability; or

     3. The date 12 months after the termination of his or her Service by reason of Total and Permanent Disability.

The Optionee may exercise all or part of his or her Option(s) at any time before the expiration of such Option(s) under the preceding sentence, but only to the extent that such Option(s) had become exercisable before his or her Service terminated or became exercisable as a result of the termination. The balance of such Option(s) shall lapse when the Optionee's Service terminates. In the event that the Optionee dies after the termination of his or her Service but before the expiration of his or her Option(s), all or part of such Option(s) may be exercised (prior to expiration) by the executors or administrators of the Optionee's estate or by any person who has acquired such Option(s) directly from him or her by bequest, beneficiary designation or inheritance, but only to the extent that such Option(s) had become exercisable before his or her Service terminated or became exercisable as a result of the termination.

               E. LEAVES OF ABSENCE. For purposes of Subsection D above, Service shall be deemed to continue while the Optionee is on a military leave, sick leave or other bona fide leave of absence (as determined by the Committee) which has been approved by the Company in writing.

               F. DEATH OF OPTIONEE. If an Optionee dies while he or she is in Service, then his or her Option(s) shall expire on the earlier of the following dates:

               1. The expiration date determined pursuant to Subsection A(4) above; or

               2.   The date 12 months after his or her death.


All or part of the Optionee's Option(s) may be exercised at any time before the expiration of such Option(s) under the preceding sentence by the executors or administrators of his or her estate or by any person who has acquired such Option(s) directly from him or her by bequest, beneficiary designation or inheritance, but only to the extent that such Option(s) had become exercisable before his or her death or became exercisable as a result of his or her death. The balance of such Option(s) shall lapse when the Optionee dies.

               G. NO RIGHTS AS A STOCKHOLDER. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder of FHC with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section VIII.

               H. MODIFICATION, EXTENSION AND ASSUMPTION OF OPTIONS. Within the limitations of the Plan, the Committee may modify, extend or arrange for the assumption of outstanding Options or may accept the cancellation of outstanding Options (whether granted by FHC or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

               I. RESTRICTIONS ON TRANSFER OF SHARES. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION VII.   PAYMENT FOR SHARES.

               A. GENERAL RULE. The entire Exercise Price of Shares issued under the Plan shall

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be payable in lawful money of the United States of America at the time when such
Shares are purchased, except that FHC (at its sole discretion) may accept payment in one or more of the forms described below:

               1. SURRENDER OF STOCK. To the extent that this Subsection (1) is applicable, payment may be made all or in part with Shares which have already been owned by the Optionee or his or her representative for more than 12 months and which are surrendered to FHC in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

               2. EXERCISE/SALE. To the extent that this Subsection (2) is applicable, payment may be made by the delivery (on a form prescribed by FHC) of an irrevocable direction to a securities broker approved by FHC to sell Shares and to deliver all or part of the sales proceeds to FHC in payment of all or part of the Exercise Price and any withholding taxes.

               3. EXERCISE/PLEDGE. To the extent that this Subsection (3) is applicable, payment may be made by the delivery (on a form prescribed by FHC) of an irrevocable direction to pledge Shares to a securities broker or lender approved by FHC, as security for a loan and to deliver all or part of the loan proceeds to FHC in payment of all or part of the Exercise Price and any withholding taxes.

               4. PROMISSORY NOTE. To the extent that this Subsection (4) is applicable, a portion of the Exercise Price of Shares issued under the Plan may be payable by a full-recourse promissory note, provided that (i) the par value of such Shares must be paid in lawful money of the United States of America at the time when such Shares are purchased, (ii) the Shares are security for payment of the principal amount of the promissory note and interest thereon, and
(iii) the interest rate payable under the terms of the promissory note shall be no less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Committee (in its sole discretion) shall specify the term, interest rate, amortization requirements (if any), and other provisions of such note.

SECTION VIII.  ADJUSTMENT OF SHARES.

               A. GENERAL. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization or a similar occurrence, the Committee shall make appropriate adjustments in one or more of (i) the number of Shares available for future grants under Section V, (ii) the number of Shares covered by each outstanding Option, or (iii) the Exercise Price under each outstanding Option.

               B. MERGER; CONSOLIDATION. In the event that FHC is a party to a merger or consolidation, outstanding Options shall be subject to the agreement of merger or consolidation. Such agreement may provide, without limitation, (i) for the assumption of outstanding Options by the surviving corporation or its parent, (ii) for their continuation by FHC, if FHC is a surviving corporation,
(iii) for payment of a cash settlement equal to the difference between the amount to be paid for one Share under such agreement and the Exercise Price, or
(iv) for the acceleration of their exercisability followed by the cancellation of Options not exercised. In the case of Options that have been outstanding for less than 12 months, a cancellation need not be preceded by an acceleration.

               C. RESERVATION OF RIGHTS. Except as provided in this Section VIII, an Optionee shall have no rights by reason of (i) any subdivision or consolidation of shares of Stock of any class, (ii) the payment of any dividend, or (iii) any other increase or decrease in the number of shares of stock of any class. Any issue by FHC of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or

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power of FHC or the Company to make adjustments, reclassification, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION IX.    SECURITIES LAWS.

               Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which FHC's securities may then be listed.

SECTION X.     NO RIGHTS TO SERVICE.

               No provision of the Plan, nor any Option granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee. FHC, the Company and Subsidiaries and affiliates of the Company and FHC reserve the right to terminate any person's Service at any time and for any reason, subject to rights under employment agreements, if any.

SECTION XI.    DURATION AND AMENDMENTS.

               A. TERM OF THE PLAN. The Plan is effective as of October 1, 1993. The Plan shall terminate automatically on October 1, 2003 and may be terminated on any earlier date pursuant to Subsection B below.

               B. RIGHT TO AMEND OR TERMINATE THE PLAN. The Committee may amend, suspend or terminate the Plan at any time and for any reason except the consent of FHC shall be required to add shares available for the grant of options.

               C. EFFECT OF AMENDMENT OR TERMINATION. No Shares shall be issued under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.

SECTION XII.   EXECUTION.

               FHC has caused its authorized officer to execute this amended and restated Plan as of September 7, 1995.

                                   FOUNDATION HEALTH CORPORATION

                                   By __________________________________
                                        Daniel D. Crowley
                                        President and Chief Executive Officer


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